Exhibit 10.15

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "First Amendment") is made this 16th day of November 1999 between Spieker Properties, L.P., a California limited partnership, successor in interest to Miranda Associates ("Landlord"), and Affymax Research Institute, a California corporation ("Tenant").

        WHEREAS, Landlord and Tenant entered into a Lease dated May 30, 1990, (as amended, the "Lease"), for those certain premises located at 4001 Miranda Avenue, Palo Alto, California (the "Premises"), as more fully described in the Lease. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease; and

        WHEREAS, Tenant exercised its first option to extend the Lease for an additional term of five (5) years in accordance with the terms and conditions of the Lease, and

        WHEREAS, Landlord and Tenant desire to modify the term of the extension to be for a period of seven (7) years, and

        WHEREAS, A mutually acceptable guarantor will guarantee the full obligations of Tenant under the Lease, and

        WHEREAS, Landlord and Tenant desire to modify the Lease as provided herein.

        NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereby mutually agree as follows:

  1.
  EXTENSION OF EXISTING LEASE: The term of the Lease is hereby renewed and extended for an additional seven (7) years commencing on October 1, 2000 and expiring on September 30, 2007.

  2.
  RENT: The initial Base Rent is $223,395 per month. The Base Rent shall be adjusted on each anniversary of the Lease, the "Adjustment Date", in relation to the change during the immediately preceding twelve (12) months in Consumer Price Index, All Urban Consumers, All Items for the San Francisco-Oakland-San Jose Metropolitan Area (1982-84=100) as published by the U.S. Department of Labor, Bureau of Labor Statistics (the "Index"). In no event will the annual Base Rent adjustment be less than 3% or greater than 6%. The Index published for the month immediately preceding each Adjustment Date shall be compared with the Index published for the same month in the immediately preceding year to determine the percentage adjustment in the rent for the next twelve (12) months

  3.
  OPTION TO EXTEND: Tenant has exercised its first option to extend the Lease. Tenant has one (I) remaining option to extend the Lease for a five (5) year term in accordance with Section 2 of the Lease.

  4.
  GUARANTY OF LEASE: The obligations of Tenant during the renewal term of the Lease will be guaranteed by a guarantor mutually acceptable to both Landlord and Tenant and memorialized in a mutually acceptable agreement by December 10, 1999.

  5.
  RATIFICATION: Except as expressly modified above, all terms and conditions of the Lease remain in full force and effect and are hereby ratified and confirmed.

        IN WITNESS WHEREOF, the parties hereto have entered into this First Amendment as of the date first written above.

LANDLORD:		TENANT:
Spieker Properties, L.P., a California limited partnership		Affymax Research Institute, a California corporation
By:	Spieker Properties, Inc., a Maryland corporation its General Partner	By: Its:	/s/ Lauren L. Stevens V.P., Legal & Financial Affairs
By:	/s/ Joseph D. Russell, Jr. 11/23/99 Joseph D. Russell, Jr.
Its:	President, Silicon Valley